Exhibit (a)(5)

Navios Maritime Holdings Inc.

Launches

Preferred Stock Exchange Offer and Consent Solicitation

MONACO, Dec. 21, 2018—Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) (NYSE:NM) announced today that it commenced an offer to exchange cash and/or newly issued 9.75% Senior Notes due 2024 (the “Notes”) for approximately 66 2/3% of each of the outstanding Series G and Series H (as defined below) American Depositary Shares (“ADSs”) (the “Exchange Offer”).

Exchange Offer

The Company is offering to exchange cash and/or newly issued Notes to holders of approximately 66 2/3% of each of the outstanding Series G ADSs and Series H ADSs as follows:

Series G ADS

•	at the election of the holders, either (a) $4.83 and/or (b) $5.52 principal amount of the Notes for each Series G ADS

Series H ADS

•	at the election of the holders, either (a) $4.77 and/or (b) $5.46 principal amount of the Notes for each Series H ADS

Under the terms of the Exchange Offer, the Company will accept for tender 946,100 (representing approximately 66 2/3%) of the outstanding American Depositary Shares Series G (the “Series G ADSs”), each representing 1/100th of a share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G Preferred Shares”) and/or 1,907,600 (representing approximately 66 2/3%) of the outstanding American Depositary Shares Series H (the “Series H ADSs”), each representing 1/100th of a share of 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H Preferred Shares”). If either or both Series G ADSs and Series H ADSs are validly tendered and not properly withdrawn in excess of the number of Series G ADSs or Series H ADSs set forth above that the Company is seeking in the Exchange Offer, they will be subject to the tender acceptance proration procedures described in the Prospectus (defined below).

There is no limit on the number of Series G ADSs or Series H ADSs that can receive consideration in the form of Notes. However, subject to the below, no more than 50% of the number of Series G ADSs and no more than 50% of the number of Series H ADSs can receive cash consideration (each, a “cash cap”).

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If more than 50% of the Series G ADSs and/or more than 50% of the Series H ADSs elect to receive cash consideration, then all such Series G ADSs and/or Series H ADSs in excess of the applicable cash cap will receive Notes.

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To the extent the cash cap for one series of ADSs is not reached and the cash cap for the other series of ADSs is reached, we will allocate such unutilized amounts to satisfy cash elections in excess of the cash cap for the other series of ADSs, on a pro rata basis.

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Fractional interest in the Notes will not be issued for Series G ADSs or Series H ADSs. Instead, any holder who would otherwise receive a fractional interest in the Notes will have its distribution of Notes rounded down to the nearest $25.00 denomination and will receive a cash payment equal to the principal amount of the fractional interest.

The exact details of the tender acceptance proration and the cash consideration proration are described in the prospectus dated December 21, 2018 (the “Prospectus”) which is included in the registration statement filed with the Securities Exchange Commission (“SEC”) on December 21, 2018.

Consent Solicitation

The Company is seeking consent to amend and restate the respective certificates of designation under which the Series G Preferred Shares and Series H Preferred Shares were issued to eliminate substantially all of the restrictive covenants and the Company’s obligation to pay or accrue any unpaid dividends from any past periods or future periods and to amend certain voting rights. The tender by a holder and acceptance for exchange by the Company of Series G ADSs or Series H ADSs pursuant to the Exchange Offer will constitute the granting of consent by such holder to the Proposed Amendments.

Consent of at least 66 2/3% of the outstanding preferred shares underlying each series must be received to amend each of the respective certificates of designation. In addition, the amended certificates of designation must be approved by the holders of the majority of the Common Stock in a future vote.

Purpose of Exchange Offer

Navios Holdings is not required to, and over the last 11 quarters has exercised its discretion not to, pay cash dividends to its holders of the Series G ADSs or Series H ADSs. The Exchange Offer offers holders of the Series G ADSs and Series H ADSs the opportunity to exchange the substantial majority of their Series G ADSs or Series H ADSs for (i) cash, which will provide immediate liquidity, and/or (ii) Notes, which will require the Company to pay, and which the Company will not have the discretion to avoid paying, interest (aside from in a bankruptcy).

This Exchange Offer may be appropriate for a holder seeking liquidity and/or greater certainty that it will receive current cash payments on its security and willing to forego the possibility that previously accrued dividends on the Series G ADSs and Series H ADSs may ever be paid or that the Company will elect to redeem the Preferred Shares at their full redemption amount .

Minimum Participation and Expiration

For the Series G ADSs, the Exchange Offer is conditioned on not less than 946,100 or 66 2/3%, of outstanding Series G ADSs being validly tendered and not properly withdrawn prior to the Expiration Date (“Series G Minimum Condition”).

For the Series H ADSs, the Exchange Offer is conditioned on not less than 1,907,600, or 66 2/3%, of the outstanding Series H ADSs being validly tendered and not properly withdrawn prior to Expiration Date. (“Series H Minimum Condition”).

If on the Expiration Date less than 66 2/3% of either of the outstanding Series G ADSs, the Series H ADSs or both, have been validly tendered and not properly withdrawn, the Company may waive the Series G Minimum Condition and/or the Series H Minimum Condition, as applicable, at its sole discretion, and accept for exchange all validly tendered and not properly withdrawn Series G ADSs and/or Series H ADSs. If the Series G Minimum Condition or Series H Minimum Condition is waived by the Company, the consent solicitation referred to above will not be consummated with respect to the series for which either such minimum condition was waived.

The Exchange Offer is scheduled to expire at 5:00 PM New York City time, on February 1, 2019, unless extended or terminated prior to such time (such date and time, as the same may be extended or terminated, the “Expiration Date”). The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in the Exchange Offer which will be earlier than the Expiration Date. Holders should contact their broker or other securities intermediary to determine the cutoff date and time applicable to them.

Complete Terms and Conditions

Georgeson LLC is acting as the Information Agent for the Exchange Offer.

The Bank of New York Mellon is acting as the Exchange Agent and Depositary for the Exchange Offer.

The complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Prospectus.

Copies of the Prospectus may also be obtained from the Information Agent:

Georgeson LLC

Call Toll-Free (888) 566-3252

Contact via E-mail at: Navios@georgeson.com

Important Notices and Additional Information

This press release is for informational purposes only. This press release is neither an offer to purchase nor a solicitation to buy any of the existing Series G ADSs or Series H ADSs or the underlying Series G Preferred Shares or Series H Preferred Shares. This press release shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. In connection with the Exchange Offer and Consent Solicitation, the Company has filed with the SEC a Registration Statement on Form F-4 that includes a Prospectus and other Exchange Offer and Consent Solicitation related documents, which fully describe the terms and condition of the Exchange Offer and Consent Solicitation. The Company is making the Exchange Offer and Consent Solicitation only by, and pursuant to the terms of, the Prospectus. The Company may not issue the 2024 Notes until the Registration Statement on Form F-4 has been declared effective by the SEC. The Exchange Offer and Consent Solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Information Agent or the Exchange Agent for the Exchange Offer and Consent Solicitation makes any recommendation in connection with the Exchange Offer and Consent Solicitation. The Company urges holders of Series G ADSs and Series H ADSs to read the registration statement, the prospectus, and related financial disclosures (including all amendments and supplements) and to consult with their tax, financial, etc. advisors before making any investment decision.

About Navios Maritime Holdings Inc.

Navios Maritime Holdings Inc. (NYSE:NM) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For more information about Navios Holdings please visit the Company’s website: www.navios.com.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations including with respect to the completion of the Exchange Offer. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Navios Maritime Holdings Inc.

+1.212.906.8643